UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 13, 2005

ZIOPHARM Oncology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-32353	84-1475642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Avenue of the Americas, 19th Floor
New York, NY 10036
(Address of principal executive offices) (Zip Code)

(646) 214-0700
(Registrant’s telephone number, including area code)

EasyWeb, Inc.
6025 S. Quebec Street, Suite 135
Englewood, Colorado
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Reverse Merger Transaction; Acquisition of ZIOPHARM, Inc.

Pursuant to an Agreement and Plan of Merger dated August 3, 2005 (the “Merger Agreement”), by and among EasyWeb, Inc. (now known as ZIOPHARM Oncology, Inc.)(the “Company”), ZIO Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, and ZIOPHARM, Inc., a Delaware corporation whose business is the development and commercialization of drugs for the treatment of cancer (“ZIOPHARM”), ZIO Acquisition Corp. merged with and into ZIOPHARM, with ZIOPHARM remaining as the surviving entity and a wholly owned operating subsidiary of the Company. This transaction is referred to throughout this report as the “Merger.” The Merger was effective as of September 13, 2005, upon the filing of a certificate of merger with the Delaware Secretary of State.

At the effective time of the Merger, the legal existence of ZIO Acquisition Corp. ceased and all of the 13,908,772 shares of ZIOPHARM capital stock that were outstanding immediately prior to the Merger were cancelled, with one share of ZIOPHARM common stock issued to the Company. Simultaneously, the former holders of ZIOPHARM capital stock received an aggregate of 6,967,941 shares of the Company’s common stock, representing approximately 97.3% of the Company’s common stock outstanding after the Merger. In addition, all securities convertible into and exercisable for shares of ZIOPHARM capital stock outstanding immediately prior to the Merger were cancelled, and the holders thereof received similar securities convertible into an aggregate of 1,366,846 shares of the Company’s common stock.

Prior to the Merger, the Company effected a 1-for-40 share combination (i.e., reverse stock split) of its capital stock. The share combination was approved by Company’s stockholders at a special stockholder meeting held on February 28, 2005. As a result of the share combination, the Company had 189,922 shares of common stock outstanding immediately prior to the Merger.

The Merger represents a change in control of the Company inasmuch as greater than 50% of the issued and outstanding voting stock of Company on a post-Merger basis is now held by the former holders of ZIOPHARM capital stock. As of the date of this report, there were 7,157,863 shares of Company capital stock outstanding, all of which is common stock.

The Merger Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2005, and is incorporated herein by reference. The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the Merger Agreement.

On September 13, 2005, the Company’s board of directors approved a transaction pursuant to which ZIOPHARM merged with and into the Company, leaving the Company as the surviving corporation. In connection with this merger, the Company relinquished its corporate name and assumed in its place the name “ZIOPHARM Oncology, Inc.” The merger and name change became effective on September 14, 2005, upon the filing of a certificate of ownership with the Delaware Secretary of State.

Unless otherwise provided in this report, all references in this report to “we,”“us,”“our company,”“our,” or the “Company” refer to the combined ZIOPHARM Oncology, Inc. entity.

Description of Business of ZIOPHARM Oncology, Inc.

General

ZIOPHARM Oncology, Inc. is a development-stage company that is seeking to develop and commercialize a diverse, risk-sensitive portfolio of in-licensed cancer drugs that address unmet medical needs. The Company’s management and advisors are focused on licensing proprietary drug candidate families that are related to cancer therapeutics on the market where the application of new biological understanding and the Company’s drug development expertise will lead to a lower risk for clinical development failure while expediting clinical registration. The Company expects to commercialize its products on its own in North America but recognizes that promising clinical trial results in cancers with a high incidence and prevalence might also be addressed in a commercial partnership with another company with the requisite financial resources. Currently, the Company is in U.S. Phase I studies for two product candidates known as ZIO-101 and ZIO-201. The Company currently intends to continue with clinical development of ZIO-101 for advanced myeloma and ZIO-201 for advanced sarcoma.

The Company’s corporate office is located at 1180 Avenue of the Americas, 19th Floor, New York, NY 10036, with a telephone number of (646) 214-0700. The Company’s business and development operations are located in Charlestown, Massachusetts.

Cancer Overview

Cancer is a group of diseases characterized by either the runaway growth of cells or the failure of cells to die normally. Often, cancer cells spread to distant parts of the body, where they can form new tumors. Cancer can arise in any organ of the body and, according to the American Cancer Society, strikes one of every two American men and one of every three American women at some point in their lives.

It is reported that there are more than 100 different varieties of cancer divided into six major categories. Carcinomas, the most common type of cancer, originate in tissues that cover a surface or line a cavity of the body. Sarcomas begin in tissue that connects, supports or surrounds other tissues and organs. Lymphomas are cancers of the lymph system, the circulatory system that bathes and cleanses the body’s cells. Leukemias involve blood-forming tissues and blood cells. As their name indicates, brain tumors are cancers that begin in the brain, and skin cancers, including dangerous melanomas, originate in the skin. Cancers are considered metastatic if they spread via the blood or lymphatic system to other parts of the body to form secondary tumors.

Cancer is caused by a series of mutations, or alterations, in genes that control cells’ ability to grow and divide. Some mutations are inherited; others arise from environmental factors such as smoking or exposure to chemicals, radiation, or viruses that damage cells’ DNA. The mutations cause cells to divide relentlessly or lose their normal ability to die.

The cost of cancer to the healthcare system is significant. The National Institute of Health estimates that the overall cost of cancer in 2003 was $189.5 billion. This cost includes an estimate of $64.2 billion in direct medical expenses, $16.3 billion in indirect morbidity costs, and $109 billion in indirect mortality costs.

Cancer Treatments

Major treatments for cancer include surgery, radiotherapy, and chemotherapy. There are many different drugs that are used to treat cancer, including cytotoxics or antineoplastics, hormones, and biologics. There are also many experimental treatments under investigation including radiation sensitizers, vaccines, gene therapy and immunotoxins. The Company believes cancer treatment represents a significant unmet medical need.

Radiotherapy. Also called radiation therapy, radiotherapy is the treatment of cancer and other diseases with ionizing radiation. Ionizing radiation deposits energy that injures or destroys cells in the area being treated - the target tissue - by damaging their genetic material, making it impossible for these cells to continue growing. Although radiation damages both cancer cells and normal cells, the latter are able to repair themselves and regain proper function. Radiotherapy may be used to treat localized solid tumors, such as cancers of the skin, tongue, larynx, brain, breast, or uterine cervix. It can also be used to treat leukemia and lymphoma.

Scientists are also looking for ways to increase the effectiveness of radiation therapy. Two types of investigational drugs are being studied for their effect on cells exposed to radiation. Radiosensitizers increase the damage done to tumor cells by radiation; and radioprotectors protect normal tissues from the effects of radiation.

Cytotoxics. Cytotoxics are anticancer drugs that destroy cancer cells by stopping them from multiplying. Healthy cells can also be harmed with the use of cytotoxics, especially those that divide quickly. Harm to healthy cells is what causes side effects. These cells usually repair themselves after chemotherapy. Chemotherapy can be used for different purposes which include curing cancer (when the patient remains free of evidence of cancer cells), controlling cancer (by preventing the cancer from spreading), and to relieving symptoms of cancer (such as pain, helping patients live more comfortably).

Cytotoxic agents act primarily on macromolecular synthesis, repair or activity, which affects the production or function of DNA, RNA or protein. Although there are many cytotoxic agents, there is a considerable amount of overlap in their mechanisms of action. As such, the choice of a particular agent or group of agents is generally not a consequence of a prior prediction of antitumor activity by the drug, but instead the result of empirical clinical trials.

Supportive Care. The treatment of a cancer may include the use of chemotherapy, radiation therapy, biologic response modifiers, surgery, or some combination of all of these or other therapeutic options. All of these treatment options are directed at killing or eradicating the cancer that exists in the patient’s body. Unfortunately, the delivery of many cancer therapies adversely affects the body’s normal organs. The undesired consequence of harming an organ not involved with cancer is referred to as a complication of treatment or a side effect.

Side effects, or complications, of treatment cause inconvenience, discomfort, and occasionally, may even be fatal. Additionally and perhaps more importantly, side effects may also prevent doctors from delivering the prescribed dose of therapy at the specific time and schedule of the treatment plan. Therefore, side effects not only cause discomfort, but may also limit a patient’s ability to achieve the best outcome from treatment by preventing the delivery of therapy at its optimal dose and time.

In addition to anemia, fatigue, hair-loss, reduction in blood platelets and white and red blood cells, and bone pain, one of the most common side effects of chemotherapy is nausea and vomiting. Several drugs have been developed to help prevent and control chemotherapy-induced nausea and vomiting, which have led to improvements in the management of symptoms associated with this cancer treatment, allowing for greater accuracy and consistency concerning the administration of cancer treatment. Nausea and vomiting induced by chemotherapy are treated by drugs such as 5HT3 receptor antagonists, like ondansetron, which is a selective blocking agent of the hormone serotonin.

Product Candidates

ZIO-101

General. ZIO-101 is an organic arsenic compound covered by an issued U.S. patent and applications internationally. A form of commercially available inorganic arsenic (arsenic trioxide (Trisenox®) or ATO) has been approved for the treatment of acute promyelogenous leukemia (APL), a precancerous condition, and has been studied for the treatment of various cancers. Nevertheless, ATO has been shown to be toxic to the heart and liver, limiting its use as an anti-cancer agent. Inorganic arsenic has also been shown to cause cancer of the skin and lung in humans. The toxicity of arsenic generally is correlated to its accumulation in organs and tissues. The Company’s preclinical studies demonstrated that ZIO-101 (and organic arsenic in general) is considerably less toxic than inorganic arsenic, particularly with regard to heart toxicity.

In vitro testing of ZIO-101 using the National Cancer Institute’s human cancer cell panel detected activity against lung, colon, brain, melanoma, ovarian and kidney cancer. Moderate activity was detected against breast and prostate cancer.

In addition to solid tumors, in vitro testing in both the National Cancer Institute’s cancer cell panel and in vivo testing in a leukemia animal model demonstrated substantial activity against hematological cancers (cancers of the blood and blood-forming tissues) such as leukemia, lymphoma, myelodysplastic syndromes and multiple myeloma. Leukemia is a cancer that begins in blood-forming tissue such as the bone marrow and causes large numbers of blood cells to be produced and enter the bloodstream. Lymphomas are cancers that begin in cells of the immune system. Myelodysplastic syndromes, also called preleukemia or smoldering leukemia, are diseases in which the bone marrow does not function normally.

Clinical Lead Indications: Multiple Myeloma. Multiple myeloma, a common hematological malignancy, is among a group of plasma cell cancers associated with the overproduction of monoclonal immunoglobulin (M-protein). Primary treatment for multiple myeloma is systemic chemotherapy. Approximately 15-20% of patients who have the disease are resistant to aggressive primary treatment. Even with prompt institution of systemic treatment, the drug-sensitive phase of the disease usually lasts only two to three years for most patients before resistance appears (although in a small patient population sensitivity to systemic therapy can last for five to ten years). The median survival of patients with progressive or resistant disease is three to four years.

The standard of care for progressive or resistant multiple myeloma may be in transition. Recent clinical trials offer evidence supporting the use of thalidomides and proteosome inhibitors, either alone or in combination with other agents. Unfortunately, neither treatment is universally effective, each can be quite toxic, and all patients who receive them will likely develop progressive disease. As a result, the Company expects that the medical community will continue to embrace new agents that provide incremental benefit to patients without undue toxicity. The Company is hopeful that the novel mechanism of action of ZIO-101, combined with its anticipated safety profile, will encourage its use in the treatment of advanced myeloma and possibly a variety of other tumors. Currently, the Company expects that advanced myeloma will be the indication for which it is most likely to seek initial regulatory approval for ZIO-101.

Clinical Development Plan for ZIO-101. The Company has commenced two phase I clinical trials (hematological and solid tumor) at the University of Texas M.D. Anderson Cancer Center using ZIO-101 in refractory disease. Phase I testing is primarily focused on assessing drug safety; however, one patient in the solid tumor trial has evidenced a response without toxicity (as reported by the investigator). The starting dose in both phase I trials was about 14 times the labeled dose of inorganic arsenic. The dose has been escalated to the next level in one trial, and to date has been well tolerated.

The goal of the phase I trials are to determine dose-limiting toxicity and maximum tolerated dose. In addition, assessments of pharmacokinetic data will be obtained along with any indication of efficacy. The Company expects to follow these phase I trials with a phase I/II trial in advanced myeloma. The Company currently anticipates reporting some phase I/II trial results in the first half of 2006. A second phase II trial in myeloma is under consideration for initiation in early 2006. It is expected that a pivotal trial in multiple myeloma would begin in early 2007.

The solid tumor trial is seeking to confirm data collected during pre-clinical studies that indicated activity in a variety of solid tumors. We have elected to conduct a separate phase I clinical trial for solid cancers based on our belief that the maximum tolerated dose of ZIO-101 in patients with solid cancers may be substantially higher than patients with blood cancers. While the current focus for product registration is myeloma, these phase I study results will be instructive for further development plans in solid tumors.

ZIO-201

General. ZIO-201, or isophosphoramide mustard (IPM), is a proprietary stabilized metabolite of ifosfamide that is also related to cyclophosphamide. A patent application for pharmaceutical composition has been filed. Cyclophosphamide and ifosfamide are alkylating agents. Cyclophosphamide is the most widely used alkylating agent in cancer therapy and is used to treat breast cancer and non-Hodgkin’s lymphoma. Ifosfamide has been shown to be effective in high dose by itself, or in combination in treating sarcoma and lymphoma. Although ifosfamide-based treatment generally represents the standard of care for sarcoma, it is not licensed for this indication by the U.S. Food and Drug Administration (FDA).

The Company’s pre-clinical studies have shown that, in animal and laboratory models, IPM evidences activity against leukemia and solid tumors. These studies also indicate that ZIO-201 has a better pharmacokinetic and safety profile than ifosfamide or cyclophosphamide, offering the possibility of safer and more efficacious therapy with ZIO-201.

Ifosfamide is metabolized to IPM. In addition to IPM, another metabolite of ifosfamide is acrolein, which is toxic to the kidneys and bladder. The presence of acrolein can mandate extensive in-hospital hydration and the administration of a protective agent called Mesna®, which is inconvenient and expensive. Chloroacetaldehyde is another metabolite of ifosfamide and is toxic to the central nervous system, causing “fuzzy brain” syndrome for which there is currently no protective measure. Similar toxicity concerns pertain to high-dose cyclophosphamide, which is widely used in bone marrow and blood cell transplantation. Because ZIO-201 is independently active—without acrolein or chloroacetaldehyde metabolites—the Company believes that the administration of ZIO-201 may avoid the toxicities of ifosfamide and cyclophosphamide without compromising efficacy.

In addition to anticipated lower toxicity, ZIO-201 may have other advantages over ifosfamide and cyclophosphamide. ZIO-201 likely cross-links DNA differently than ifosfamide or cyclophosphamide metabolites, resulting in a different activity profile. Moreover, in some instances ZIO-201 appears to show activity in ifosfamide- and/or cyclophosphamide-resistant cancer cells.

Potential Lead Indications for ZIO-201: Sarcomas. Sarcomas are cancers of the bone, cartilage, fat, muscle, blood vessels, or other connective or supportive tissue. Soft tissue sarcomas, the expected lead indication for ZIO-201, are relatively rare; there are 6,000 to 8,000 thousand new cases each year in adults in the United States. On the other hand, in children, soft tissue sarcomas account for approximately 10% of all childhood cancers. There are more than 50 histological or tissue types of soft tissue sarcomas. The prognosis for patients with adult soft tissue sarcomas depends on several factors, including the patient’s age, size of the primary tumor, histological grade, and stage of the tumor. Factors associated with a poorer prognosis include age greater than 60 years, tumors larger than five centimeters, and high-grade histology. While small, low-grade tumors are usually curable by surgery alone, higher-grade or larger sarcomas are associated with higher local treatment failure rates and increased metastatic potential. Ifosfamide-based chemotherapy is a frequent standard of care for the treatment of metastatic tumors. It may also used in the adjuvant setting for high-risk primary tumors.

ZIO-201 may be a useful agent that, either alone or in combination, can deliver therapeutic activity with fewer to no side effects of the type that have been associated with ifosfamide. In the United States, ifosfamide is regularly included in combination regimens for the treatment of sarcomas, testicular cancers, head and neck cancer and some types of non-Hodgkin’s lymphomas. The Company believes that ZIO-201 may be able to replace ifosfamide in any or all of these combination protocols.

Clinical Development Plan for ZIO-201. A phase I clinical trial is being conducted at two centers with the objective of establishing maximum tolerated dose. The current dose level in this phase I trial is believed to be comparable to a relatively high dose of ifosfamide. The drug is being administered without Mesna®. Furthermore, one patient has evidence of stable disease. The Company intends to initiate a phase I/II trial in advanced sarcoma and expects early results in the first half of 2006. The Company is also planning to implement a high dose phase I study in sarcoma and is exploring a phase II study in pediatric sarcoma. These trials would support the design and implementation of a phase III registration study in early 2007.

Competition

The development and commercialization for new products to treat cancer is highly competitive, and there will be considerable competition from major pharmaceutical, biotechnology, and specialty cancer companies. Many of our competitors have substantially more resources than the Company, including both financial and technical. In addition, many of these companies have more experience than the Company in preclinical and clinical development, manufacturing, regulatory, and global commercialization. The Company is also competing with academic institutions, governmental agencies and private organizations that are conducting research in the field of cancer. Competition for highly qualified employees is intense.

There are a number of companies developing chemotherapies for cancer and in particular for multiple myeloma and sarcoma. Millennium Pharmaceuticals, Inc. and Celgene Corporation have marketed products to treat multiple myeloma, and many other product candidates are in clinical trials and preclinical research. There are a more limited number of competitors developing new approaches to treat sarcoma, Ariad Pharmaceuticals principal among them.

License Agreements and Intellectual Property

The Company’s goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, to preserve our trade secrets, and to operate without infringing the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek the broadest possible intellectual property protection for our product candidates through a combination of contractual arrangements and patents, both in the United States and abroad.

Patent and Technology License Agreement — University of Texas M. D. Anderson Cancer Center and the Texas A&M University System. On August 24, 2004, the Company entered into a Patent and Technology License Agreement with The Board of Regents of the University of Texas System, acting on behalf of the University of Texas M. D. Anderson Cancer Center and the Texas A&M University System (collectively, the “Licensors”). Under this agreement, the Company was granted an exclusive, worldwide license to rights (including rights to U.S. and foreign patent and patent applications and related improvements and know-how) for the manufacture and commercialization of two classes of organic arsenicals (water- and lipid-based) for human and animal use. The class of water-based organic arsenicals includes ZIO-101.

In October 2004, we received a notice of allowance for U.S. Patent Application No. 10/337969, entitled “S-dimethylarsino-thiosuccinic acid S-dimethylarsino-2-thiobenzoic acid S-(simethylarsino) glutathione as treatments for cancer.” The patent was granted on June 28, 2005. The patent application claims both therapeutic uses and pharmaceutical compositions containing a novel class of organic arsenicals, including ZIO-101, for the treatment of cancer.

As partial consideration for the license rights obtained by the Company, we paid the Licensors an upfront, nonrefundable $125,000 fee and issued 250,487 shares of our common stock to University of Texas M. D. Anderson Cancer Center and granted it an option to purchase an additional 50,222 shares of our common stock for approximately $0.002 per share (such share amounts and option exercise price have been adjusted to reflect to the Merger). The option will vest and become exercisable with respect to 50% of its shares upon completion of the dosing of the last patient for both the blood and solid tumor phase I trials for ZIO-101. Another 25% of the shares subject to the option will vest upon enrollment of the first patient in a multi-center pivotal clinical trial (i.e., a human clinical trial intended to provide the substantial evidence of efficacy necessary to support the filing of an approvable New Drug Application ("NDA") ) for ZIO-101, with the remaining 25% vesting upon the filing of an Investigational New Drug (“IND”) for ZIO-101. As additional consideration for the license, the Licensors are entitled to receive up to an aggregate of $4.85 million in cash payments, payable in varying amounts, upon the achievement of certain milestones, including a $100,000 that the Company paid upon the commencement of the phase I clinical trial for ZIO-101 in May 2005. The Licensors are entitled to receive royalty payments from sales of a licensed product (should such a product be approved for commercial sale), as well and a portion of any fees that we may receive from a sublicensee. Finally, the license agreement provides that the Company will enter into two separate sponsored research agreements with the Licensors, each of which will require that we make annual payments of $100,000 for no less than two years. The Company will have the exclusive right to all intellectual property rights resulting from such research pursuant to the terms of the agreements.

The agreement also contains other provisions customary and common in similar agreements within the industry, such the Company’s right to sublicense our rights under the agreement. Nevertheless, if the Company sublicenses its rights prior to the commencement of a pivotal clinical trial (i.e., a human clinical trial intended to provide the substantial evidence of efficacy necessary to support the filing of an approvable NDA), the Licensors will generally be entitled to receive a share of the payments it receives in exchange for the sublicense (subject to certain exceptions).

License Agreement with DEKK-TEC, Inc. On October 15, 2004, the Company entered into a license agreement with DEKK-TEC, Inc., pursuant to which the Company was granted an exclusive, worldwide license to the second of our lead product candidates, ZIO-201.

In consideration for the Company’s license rights, DEKK-TEC is entitled to receive cash payments in the aggregate amount of up to $3.90 million, which are payable in varying amounts upon the occurrence of certain milestone events. The majority of these milestone payments will be creditable against future royalty payments, as referenced below. We also issued DEKK-TEC an option to purchase up to 27,616 shares of our common stock for approximately $0.02 per share (such share amount and option exercise price have been adjusted to reflect to the Merger), which option vested with respect to 6,904 post-Merger shares upon the execution of the license agreement. The option will vest with respect to the remaining shares upon certain milestone events culminating with final FDA approval of the first NDA submitted by us (or by our sublicensee) for ZIO-201. Finally, DEKK-TEC also is entitled to receive royalty payments on the sales of ZIO-201 should it be approved for commercial sale. The license agreement also contains other provisions customary and common in similar agreements within the industry.

Option Agreement with Southern Research Institute (“SRI”). On December 22, 2004, we entered into an Option Agreement with SRI, pursuant to which we were granted an exclusive option to obtain an exclusive license to SRI’s interest in certain intellectual property, including exclusive rights related to certain isophosphoramide mustard analogs. Also on December 22, 2004, we entered into a Research Agreement with SRI pursuant to which we agreed to spend a sum not to exceed $200,000 between the execution of the agreement and December 21, 2006, including a $25,000 payment that we made simultaneously with the execution of the agreement, to fund research and development work by SRI in the field of isophosphoramide mustard analogs. Under the terms of the option agreement, our exclusive right to exercise the option will expire 60 days after the termination or expiration of the SRI’s research and development work in the field of isophosphoramide mustard analogs, and the delivery of the certain required reports.

Other Intellectual Property Rights and Protection. The Company depends upon the skills, knowledge and experience of its scientific and technical personnel, as well as those of its advisors, consultants and other contractors, none of which is patentable. To help protect proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, the Company currently relies, and in the future rely, on trade secret protection and confidentiality agreements to protect our interests. To this end, the Company generally requires employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Governmental Regulation

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the “FDCA,” and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending New Drug Applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

Drug Approval Process. None of our drugs may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. include:

•	Preclinical laboratory tests, animal studies, and formulation studies;

•	Submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;

•	Adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;

•	Submission to the FDA of an NDA;

•	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or “cGMPs”; and

•	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. The Company cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an Institutional Review Board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage; (ii) identify possible adverse effects and safety risks; and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that phase I, phase II, or phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, a company or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDCA permits FDA and the IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as Special Protocol Assessment. These agreements may not be changed after the clinical studies begin, except in limited circumstances.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The agencies review the application and may deem it to be inadequate to support the registration, and companies cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review, and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis surrogate endpoints. Generally, drugs that may be eligible for one or more of these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that provide meaningful benefit over existing treatments. A company cannot be sure that any of its drugs will qualify for any of these programs, or that, if a drug does qualify, that the review time will be reduced.

Section 505(b)(2) of the FDCA allows the FDA to approve a follow-on drug on the basis of data in the scientific literature or a prior FDA approval of an NDA for a related drug. This procedure potentially makes it easier for generic drug manufacturers to obtain rapid approval of new forms of drugs based on proprietary data of the original drug manufacturer.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA may require post-marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before a company can market products for additional indications, it must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. A company cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements. Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market.

Employees. As of the date of this current report, the Company had 11 employees, all of which are full-time employees. The Company intends to hire an additional 3 to 4 employees prior to the end of 2005.

Description of Property

The Company’s corporate office is located at 1180 Avenue of the Americas, 19th Floor, New York, NY 10036. The New York office space is subject to a five-year lease agreement that expires in June 2010. Under the terms of the lease, the Company leases approximately 2,580 square feet and is required to make monthly rental payments of approximately $10,100 until December 31, 2007, with such payment increasing to approximately $11,000 thereafter through the remainder of the term of the lease. The Company’s business and development operations are located as 197 Eighth Street, Suite 300, Charlestown, Massachusetts 02129. The Charlestown office space is subject to a five-year lease agreement that expires in October 2009. Under the terms of the lease, the Company leases approximately 2,800 square feet and is required to make monthly rental payments that range from $4,200 during the first year of the lease to $4,900 during the last year of the lease. The Company is presently intending to expand its commercial space in Charlestown, Massachusetts by approximately 1,000 square feet.

Legal Proceedings

The Company is not currently involved in any material legal proceedings.

Cautionary Note Regarding Forward-Looking Statements

This report contains certain statements that are “forward-looking statements” under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and includes, among other things, discussions of our business strategies, future operations and capital resources. Words such as, but not limited to, “may,”“likely,”“anticipate,”“expect” and “believes” indicate forward-looking statements.

Forward-looking statements are included in the section of this report entitled “Description of Business of ZIOPHARM Oncology, Inc.” Although we believe that the expectations reflected in such forward-looking statements are generally reasonable, we cannot assure you that such expectations will ultimately prove to be correct. Generally, these statements relate to our business plans and strategies, projected or anticipated benefits or other consequences of market conditions and opportunities, business plans or strategies, projections involving anticipated sales and revenues, expenses, projected future earnings and other aspects of operational results. All Phases of our operations are subject to a number of uncertainties, risks and other influences, most of which are outside our control, and any one or combination of which could materially and adversely affect the results of our operations, and also, could affect whether any such forward-looking statements contained herein ultimately prove to be accurate. Important factors that could cause actual results to differ materially from our current expectations are summarized in the section captioned “Risk Factors” immediately following.

Risk Factors

The purchase of shares of our common stock is very speculative and involves a very high degree of risk. An investment in the Company is suitable only for the persons who can afford the loss of their entire investment. Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities.

We currently have no product revenues and will need to raise additional capital to operate our business. To date, we have generated no product revenues. Until and unless we receive approval from the U.S. Food and Drug Administration and/or other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenues. Currently, our only product candidates are ZIO-101(organic arsenic) and ZIO-201 (isophosphoramide mustard), and they are not approved by the FDA for sale.

We will need to seek additional sources of financing which may not be available on favorable terms, if at all. Currently, we expect that we will have sufficient cash to fund our operations into the second quarter of 2006. However, changes may occur that would consume our existing capital prior to that time, including the progress of our research and development efforts, changes in governmental regulation and acquisitions of additional product candidates. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned preclinical and clinical trials or obtain approval of any product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts or forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our existing stockholders.

We are not currently profitable and may never become profitable. We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We expect also to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	Continue to undertake preclinical development and clinical trials for product candidates;

•	Scale up the formulation and manufacturing of our product candidates;

•	Seek regulatory approvals for product candidates;

•	Implement additional internal systems and infrastructure; and

•	Hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. This may result in a negative impact on the value of our Common Stock.

We have a limited operating history upon which to base an investment decision. Prior to the Merger, ZIOPHARM was a development-stage company that was incorporated in September 2003. To date, we have not demonstrated an ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of any product candidates will require us to perform a variety of functions, including:

•	Continuing to undertake preclinical development and clinical trials;

•	Participating in regulatory approval processes;

•	Formulating and manufacturing products; and

•	Conducting sales and marketing activities.

Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary product candidates, undertaking preclinical trials and clinical trials of our product candidates ZIO-101 and ZIO-201, and manufacturing ZIO-101 and ZIO- 201. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

We may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidate. We may not be able to obtain the approvals necessary to commercialize our product candidates, ZIO-101 and ZIO-201, or any product candidate that we may acquire or develop in the future for commercial sale. We will need FDA approval to commercialize our product candidates in the U.S. and approvals from regulatory authorities in foreign jurisdictions equivalent to the FDA to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any product candidate, we must submit to the FDA a New Drug Application, or “NDA,” demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depending upon the type, complexity and novelty of the product candidate, and will require substantial resources for research, development and testing. We cannot predict whether our research, development, and clinical approaches will result in drugs that the FDA considers safe for humans and effective for their intended uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	Delay commercialization of, and our ability to derive product revenues from, our product candidates;

•	Impose costly procedures on us; and

•	Diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for our product candidates, ZIO-101 and ZIO-201. Failure to obtain FDA approval of our product candidates will severely undermine our business by leaving us without a saleable product, and therefore without any potential revenue source, until another product candidate can be developed. There is no guarantee that we will ever be able to develop or acquire another product candidate.

In foreign jurisdictions, we similarly must receive approval from applicable regulatory authorities before we can commercialize any drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

Our product candidates are in early stages of clinical trials, and we cannot be certain when we will be able to file an NDA with the FDA. Our product candidates, ZIO-101 and ZIO-201, are in early stages of development and require extensive clinical testing. In April 2005 we initiated two ZIO-101 phase I clinical trials; one in hematological cancers and the other in solid tumors. A phase I trial for ZIO-201 in up to 25 patients has been initiated, in which 10 patients already have been treated with ZIO-201. Notwithstanding our current clinical trial plans for each of our existing product candidates, we may not be able to commence additional trials or see results from these trials within our anticipated timelines. As such, we cannot predict with any certainty if or when we might submit an NDA for regulatory approval of our product candidates or whether such an NDA will be accepted.

Clinical trials are very expensive, time-consuming and difficult to design and implement. Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	Unforeseen safety issues;

•	Determination of dosing issues;

•	Lack of effectiveness during clinical trials;

•	Slower than expected rates of patient recruitment;

•	Inability to monitor patients adequately during or after treatment; and

•	Inability or unwillingness of medical investigators to follow our clinical protocols.

We are hopeful that we may be able to obtain “Fast Track” status from the FDA for one or more of our product candidates. Fast Track status means that the FDA will perform an expedited review of our data upon the completion of clinical trials, which will thereby decrease the amount of time it will take a product candidate that has achieved such designation to reach the commercial market. However, there is no guarantee that any of our product candidates will be granted Fast Track status by the FDA or that, even if such product candidate is granted such status, the product candidate’s clinical development and regulatory approval process will not be delayed or will be successful.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submission or in the conduct of these trials. Therefore, we cannot predict with any certainty the schedule for future clinical trials.

The results of our clinical trials may not support our product candidate claims. Even if our clinical trials are completed as planned, we cannot be certain that their results will support approval of our product candidates. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve small patient populations. Because of small sample size, the results of these clinical trials may not be indicative of future results.

Physicians and patients may not accept and use our drugs. Even if the FDA approves our product candidates, physicians and patients may not accept and use them. Acceptance and use of our products will depend upon a number of factors including:

•	Perceptions by members of the health care community, including physicians, regarding the safety and effectiveness of our drugs;

•	Cost-effectiveness of our products relative to competing products;

•	Availability of reimbursement for our products from government or other healthcare payers; and

•	Effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of a drug to find market acceptance would harm our business and could require us to seek additional financing in order to fund the development of future product candidates.

Our drug-development program materially depends upon third-party researchers who are outside our control. We materially rely upon independent investigators and collaborators, such as universities and medical institutions, to conduct our preclinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors to our detriment, our competitive position would be harmed.

We rely exclusively on third parties to formulate and manufacture our product candidates. We do not have experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We currently are contracting for the commercial scale manufacture of our product candidates. We intend to contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials. If a product candidate we develop or acquire in the future receives FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•
We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•
Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practices and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We do not have experience selling, marketing or distributing products and no internal capability to do so. We currently have no marketing, sales or distribution capabilities. If and when we become reasonably certain that we will be able to commercialize our current or future products, we anticipate allocating resources to the marketing, sales and distribution of our proposed products in North America However, we cannot assure that we will be able to market, sell and distribute our products successfully. Our future success also may depend, in part, on our ability to enter into and maintain collaborative relationships for such capabilities, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. Although we intend to pursue collaborative arrangements regarding the sale and marketing of our products, there can be no assurance that we will be able to establish or maintain our own sales operations or affect collaborative arrangements, or that if we are able to do so, our collaborators will have effective sales forces. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our products in the United States or overseas.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer. The market for our product candidates, ZIO-101 and ZIO-201, is characterized by intense competition and rapid technological advances. If a product candidate receives FDA approval, it will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have products already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

•	Developing drugs;

•	Undertaking pre-clinical testing and human clinical trials;

•	Obtaining FDA and other regulatory approvals of drugs;

•	Formulating and manufacturing drugs; and

•	Launching, marketing and selling drugs.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish. Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have exclusive rights to certain U.S. and foreign intellectual property. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

•	The degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	If and when patents will issue;

•	Whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•	Whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy generally to require our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation. If our products, methods, processes or other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	Obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	Abandon an infringing drug candidate;

•	Redesign our products or processes to avoid infringement;

•	Stop using the subject matter claimed in the patents held by others;

•	Pay damages; or

•	Defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement. Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	Government and health administration authorities;

•	Private health maintenance organizations and health insurers; and

•	Other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover our drugs. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for our products, once approved, market acceptance of such products could be reduced.

We may not be able to successfully manage our growth. Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business may be harmed.

Our business will subject us to the risk of liability claims associated with the use of hazardous materials and chemicals. Our contract research and development activities may involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could have a materially adverse effect on our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require our contractors to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We rely on key executive officers and scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace. We are highly dependent on our principal scientific, regulatory and medical advisors. We do not have “key person” life insurance policies on any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed. We will need to hire additional qualified personnel with expertise in pre-clinical testing, clinical research and testing, government regulation, formulation and manufacturing, as well as sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product-liability lawsuits. The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product-liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product-liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators. We currently carry clinical trial insurance and product-liability insurance.

There are certain interlocking relationships among us and certain affiliates of Paramount, which may present potential conflicts of interest. Lindsay A. Rosenwald, M.D., who may be deemed to beneficially own approximately 20.13% of our common stock, is Chairman and Chief Executive Officer of Paramount BioCapital, Inc., an investment banking firm that served as placement agent in connection with a private placement of ZIOPHARM’s Series A Convertible Preferred Stock that terminated in May 2005. Paramount also served as a finder in connection with the Company’s option agreement with Southern Research Institute. The Company paid fees and issued securities to Paramount or its designees in connection with these transactions and Paramount currently has a right of first refusal to act as the placement agent for the private sale of our securities until May 31, 2008. Dr. Michael Weiser and Timothy McInerney, each of whom is a member of the Company’s board of directors, are also full-time employees of Paramount. See “Certain Transactions and Relationships - ZIOPHARM Transactions and Relationship.”

Paramount, Dr. Rosenwald, Dr. Weiser, and Mr. McInerney are not obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us, nor can there be any assurance that any biomedical or pharmaceutical products or technologies identified in the future by such parties will be made available to us. In addition, certain of our current officers and directors, as well as officers or directors that may be hereafter appointed, may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with our own.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms. Additional risks may exist as a result of our becoming a public reporting company through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage of the Company. Because we became public through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to provide analyst coverage of our Company in the future.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive. As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if ZIOPHARM had remained privately held and did not consummate the Merger.

Our common stock trades only in an illiquid trading market. Trading of our common stock is conducted on the over-the-counter bulletin board. This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of our Company and its common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is not now, and there may not ever be an active market for shares of our common stock. In general, there has been very little trading activity in shares of the Company’s common stock. The small trading volume will likely make it difficult for our stockholders to sell their shares as and when they choose. Furthermore, small trading volumes generally depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Because it is a “penny stock,” you may have difficulty selling shares of our common stock.  Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk- disclosure document prepared by the Securities and Exchange Commission. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting any of the foregoing thresholds in the foreseeable future.

The penny stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We have never paid dividends and do not intend to do so for the foreseeable future. We have never paid dividends on our capital stock and we do not anticipate that we will pay any dividends for the foreseeable future. Accordingly, any return on an investment in our Company will be realized, if at all, only when you sell shares of our common stock.

Management’s Discussion and Analysis or Plan of Operation

ZIOPHARM Oncology Inc. (the “Company”) is a development-stage company that is seeking to develop and commercialize a diverse, risk-sensitive portfolio of in-licensed cancer drugs that address unmet medical needs. The Company’s management and advisors are focused on licensing proprietary drug candidate families that are related to cancer therapeutics on the market where the application of new biological understanding and the Company’s drug development expertise will lead to a lower risk for clinical development failure while expediting clinical registration. The Company expects to commercialize its products on its own in North America but recognizes that promising clinical trial results in cancers with a high incidence and prevalence might also be addressed in a commercial partnership with another company with the requisite financial resources. Currently, the Company is in U.S. phase I studies for two product candidates known as ZIO-101 and ZIO-201. The Company currently intends to continue with clinical development of ZIO-101 for advanced multiple myeloma and ZIO-201 for advanced sarcoma.

The Company’s corporate office is located at 1180 Avenue of the Americas, 19th Floor, New York, NY 10036 with a telephone number of (646) 214-0700. The Company’s business and development operations are located in Charlestown, Massachusetts.

Plan of Operation

Our plan of operation for the twelve month period commencing on September 13, 2005, the date of this report, is to continue implementing our business strategy, including the clinical development of our two lead product candidates, ZIO-101 and ZIO-201. We also intend to expand our drug candidate portfolio by seeking additional drug candidates through in-licensing arrangements. We expect our principal expenditures during the next 12 months to include:

•	Fees and milestone payments required under the license agreements relating to our existing product candidates;

•
Clinical trial expenses, including the costs incurred with respect to the conduct of clinical trials in the United States for ZIO-101 and ZIO-201 and preclinical costs associated with back-up candidates ZIO-102 and ZIO-202;

•	Costs related to the scale-up and manufacture of ZIO-101 and ZIO-201;

•	Rent for our facilities; and

•	General corporate and working capital, including general and administrative expenses.

As part of our plan for additional employees, we anticipate hiring at least 3 to 4 additional full-time employees in medical, regulatory and administrative support. In addition, we intend to use senior advisors, consultants, clinical research organizations and third parties to perform certain aspects of product development, manufacturing, clinical and preclinical development, and regulatory and quality assurance functions.

At our current and desired pace of clinical development of our two product candidates, over the next 12 months we expect to spend approximately $4.6 million on clinical trials (including milestone payments that we expect to be triggered under the license agreements relating to our product candidates), approximately $3.7 million on manufacturing costs, $215,000 on facilities rent, and approximately $6.8 million on general corporate and working capital.

We believe we currently have sufficient capital to fund development and commercialization activities of ZIO-101 and ZIO-201 into the second quarter of 2006. Because our business does not generate any cash flow, however, we will need to raise additional capital to continue development of the product candidates beyond that time. We expect to raise such additional capital by either borrowing money or by selling shares of our capital stock. To the extent additional capital is not available when we need it, we may be forced to abandon our development and commercialization efforts, which would have a material adverse effect on the prospects of our business. Further, our assumptions relating the expected costs of development and commercialization and timeframe for completion are dependent on numerous factors other than available financing, including significant unforeseen delays in the clinical trial and regulatory approval process, which could be extremely costly. In addition, our estimates assume that we will be able to enroll a sufficient number of patients in each clinical trial.

Product Candidate Development and Clinical Trials

ZIO-101, organic arsenic, is being developed presently to treat advanced myeloma. As follow-on to the ongoing phase I trials, a phase I/II trial in advanced multiple myeloma is in the advanced planning stage. With the completion of this trial in 2006, the Company expects to initiate a registration trial in advanced multiple myeloma. The Company will continue to explore the use of ZIO-101 in solid tumors as well as a phase II trial in advanced multiple myeloma using a different dosing regimen. Preclinical development will continue with a back-up compound designated as ZIO-102. Additional compounds are being synthesized under our agreement with the University of Texas M.D. Anderson Cancer Center and the Texas A&M University System. Technology transfer and scale-up for the commercial manufacture of the active pharmaceutical ingredient, its lyophilization, and final product specification will continue through the period leading to the expected registration trial in early 2007.

ZIO-201, stabilized isophosphoramide mustard, is being developed presently to treat advanced sarcoma. As follow-on to the ongoing phase I trial, a phase I/II trial or a phase II trial in advanced sarcoma is in the advanced planning stage. With the completion of this trial in 2006, the Company expects to initiate a registration trial in advanced sarcoma in early 2007. The Company will explore the potential to test ZIO-201 in pediatric sarcoma in a phase II trial. Preclinical development will continue with back-up analogues, one of which we would expect to be designated ZIO-202. Technology transfer and scale-up for the commercial manufacture of the active pharmaceutical ingredient, its lyophilization, and final product specification will continue through the period leading to the expected registration trial in early 2007.

 Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Security Ownership of Certain Beneficial Owners and Management

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the Company’s outstanding common stock as of September 13, 2005 (after giving effect to the Merger) by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (ii) each director of the Company, (iii) each of the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-B under the Securities Act of 1933), and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares.  Except as otherwise indicated, the address of the security and stockholders listed below is 1180 Avenue of the Americas, 19th Floor, New York, NY 10036.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)(1)	Percentage of Common Stock Beneficially Owned (%)
Dr. Jonathan Lewis (2)	136,868	1.88%
Richard Bagley (3)	80,428	1.11%
Robert Peter Gale (4)	8,371	*
Murray Brennan	0	*
James Cannon	0	*
Hon. Wyche Fowler	0	*
Gary Fragin	0	*
Timothy McInerney (5)	79,972	1.11%
Michael Weiser (6)	119,011	1.65%
All executive officers and directors as a group (7)	424,650	5.71%
Mibars, LLC 365 West End Avenue New York, NY 10024	1,214,456	16.97%
Lindsay A. Rosenwald (8) 787 Seventh Avenue, 48th Floor New York, NY 10019	1,498,087 (8)	20.13%
Atlas Equity I, Ltd. 181 W. Madison, Suite 3600 Chicago, IL 60602	695,797	9.72%
Lester E. Lipschutz 1650 Arch Street, 22nd Floor Philadelphia, PA 19103	463,864 (9)	6.48%

* Less than 1%

(1)
Beneficial ownership is determined in accordance with SEC rules, beneficial ownership includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Includes 136,868 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.

(3)	Includes 80,428 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.

(4)	Includes 8,371 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.

(5)	Includes 20,767 shares issuable upon the exercise of warrants that are currently exercisable or will become exercisable within the next 60 days.

(6)	Includes 35,566 shares issuable upon the exercise of warrants that are currently exercisable or will become exercisable within the next 60 days.

(7)	Includes 282,000 shares issuable upon the exercise of convertible securities that are currently exercisable or will become exercisable within the next 60 days.

(8)
Excludes 463,864 shares held by certain trusts for the benefit of Dr. Rosenwald and his family for which Dr. Rosenwald disclaims beneficial ownership. Includes 221,011 shares issuable upon the exercise of warrants granted to Dr. Rosenwald and 62,621 shares issuable upon the exercise of warrants granted to Paramount BioCapital Investments, LLC, of which Dr. Rosenwald is the managing member, both such warrants are currently exercisable or will become exercisable within the next 60 days. Also includes 737,777 shares that Dr. Rosenwald has the right to acquire from existing stockholders under certain circumstances pursuant to the terms of pledge agreements between Dr. Rosenwald and such stockholders.

(9)
Includes 463,864 shares held by separate trusts for the benefit of Dr. Rosenwald or his family with respect to which Mr. Lipschutz is either trustee or investment manager and has investment and voting power. Dr. Rosenwald disclaims beneficial ownership of these shares.

Management and Certain Security Holders

At the effective time of the Merger, the Company’s board of directors was reconstituted by the appointment of Jonathan Lewis, Richard Bagley, Murray Brennan, James Cannon, Senator Wyche Fowler, Jr., Gary S. Fragin, Timothy McInerney and Michael Weiser as directors (all of whom were directors of ZIOPHARM immediately prior to the Merger), and the resignations of David C. Olson and David Floor from their roles as directors of the Company. The Company’s executive management team was also reconstituted and David C. Olson resigned from his positions as the Company’s President, Treasurer and Secretary. The following table sets forth the name and position of each of the Company’s directors and executive officers after the Merger.

Name	Age	Positions
Jonathan Lewis, M.D., Ph.D.	47	Director & Chief Executive Officer
Richard Bagley	62	Director, President, Chief Operating Officer & Treasurer
Robert Peter Gale, M.D., Ph.D, DSc.	59	Chief Scientific Officer, Head of Research
Murray Brennan, M.D.	65	Director
James Cannon	67	Director
Senator Wyche Fowler, Jr., JD.	64	Director
Gary S. Fragin	59	Director
Timothy McInerney	44	Director
Michael Weiser, M.D., Ph.D.	43	Director

The biographies of the directors and executive officers listed above are set forth below, all of whom began serving the Company in their respective positions as of the effective time of the Merger:

Jonathan Lewis, 47, is our Chief Executive Officer and a director, and has served as Chief Executive Officer and a director of ZIOPHARM since January 2004. From July 1994 until June 2001, Dr. Lewis served as Professor of Surgery and Medicine at Memorial Sloan-Kettering Cancer Center and he served as Chief Medical Officer and Chairman of the Medical Board at Antigenics, Inc. from June 2000 until November 2003. He serves as a director on the Board of POPPA (the Police Organization Providing Peer Assistance) of the New York Police Department (NYPD).

Richard Bagley, 62, serves as our President, Chief Operating Officer and Treasurer and a director of the Company, and has served ZIOPHARM in those capacities since July 2004. Prior to that, he served as a consultant to ZIOPHARM while serving as a senior advisor to The University of Texas M.D. Anderson Cancer Center. Mr. Bagley served in several capacities at Squibb Corporation from 1985-1990, including as President of E. R. Squibb & Sons, U.S. in 1988 and 1989. He served as Director, Chief Executive Officer and President of ImmuLogic Pharmaceutical Corporation from 1990 to 1994, as Director, Chief Executive Officer and Chairman of ProScript, Inc. from 1994 to 1998, as Director, President and Chief Executive Officer of AltaRex Corp. from 1998 to May 2003, and thereafter as a part time consultant and advisor in life sciences until joining ZIOPHARM full time. Mr. Bagley initiated a career in pharmaceuticals in 1968 with Smith Kline and French Laboratories, leaving in 1985 after serving as President of the consumer products division.

Robert Peter Gale, 59, is our Chief Scientific Officer and Head of Research and has served ZIOPHARM in that capacity since January 2004. Dr. Gale is also on the medical staff of UCLA School of Medicine in the Department of Medicine, Division of Hematology and Oncology and is Visiting Professor of Hematology at Imperial College of Science, Technology and Medicine, Hammersmith Hospital, London. Dr. Gale served as Senior Vice President for Medical Affairs at Antigenics, Inc. from April 2001 until May 2002 and as a consultant to that company from May 2002 through May 2004.

Murray Brennan, 65, is a director of the Company and has served as a member of ZIOPHARM’s board of directors since December 22, 2004. Dr. Brennan has been Chairman of Memorial Sloan-Kettering Cancer Center’s Department of Surgery since 1985, and is a former Vice President of the American College of Surgeons, a position he held from 2004 to 2005. Dr. Brennan is also a member of the National Academy of Sciences. He served as director of the American Board of Surgery from 1984 to 1990, Chairman of the American College of Surgeons’ Commission on Cancer from 1992 to 1994, President of the Society of Surgical Oncology from 1995 to 1996, and President of the American Surgical Association from 2002 to 2003.

James Cannon, 67, is a director of the Company and has served as a member of ZIOPHARM’s board of directors since December 22, 2004. Mr. Cannon is Vice Chairman, Chief Financial Officer and a member of the board of directors of BBDO Worldwide. Mr. Cannon joined BBDO in 1967, was appointed Chief Financial Officer of the agency in 1984, and was elected to its board of directors in 1985. In 1986, Mr. Cannon was appointed Comptroller and a member of the board of directors of Omnicom, a company affiliated with BBDO Worldwide, and served in those capacities through May 2002. In 1987, Mr. Cannon also served as Director of Financial Operations of the Omnicom Group from 1987 to 1989, when he rejoined BBDO Worldwide as Executive Vice President and Chief Financial Officer. Mr. Cannon was appointed Vice Chairman of BBDO Worldwide in 1990.

Senator Wyche Fowler, Jr., 64, is a director of the Company and has served as a member of ZIOPHARM’s board of directors since December 22, 2004. Senator Fowler has been engaged in an international business and law practice since May 2001, and has served as chairman of the board of the Middle East Institute, a non-profit foundation in Washington, DC, since September 2001. Senator Fowler served as U.S. Senator from Georgia from January 1987 to January 1993, and had previously served in the U.S. House of Representatives from 1977 until his senatorial election. During his time in the U.S. Senate, Senator Fowler served as a member of the Senate Appropriations, Budget, Energy and Agriculture Committees. While in the U.S. House of Representatives, he was a member of the House Ways and Means and Foreign Affairs Committees, as well as the Select Committee on Intelligence. President Clinton appointed Senator Fowler as Ambassador to the Kingdom of Saudi Arabia in 1996, where he served through 2001. Senator Fowler is a member of the board of directors of Brandywine Realty Trust, a real estate investment trust traded on the New York Stock Exchange.

Gary S. Fragin, 59, is a director of the Company and has served as a member of ZIOPHARM’s board of directors since December 22, 2004. Mr. Fragin is currently managing partner of Osborn Partners, LP and managing partner of Fragin Asset Management, LP, positions. Mr. Fragin was the General Partner and Chief Administrative/Operating Officer of Steinhardt Organization, prior to which he was a partner, Director of Trading and member of the Management Committee and Executive Committee at Oppenheimer and Co.

Timothy McInerney, 44, is a director of the Company and has served on ZIOPHARM’s board of directors since July 20, 2005. Since 1992, Mr. McInerney has been a Managing Director of Paramount BioCapital, Inc. where he oversees the overall distribution of Paramount’s private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Prior to that, Mr. McInerney held equity sales positions at Bear, Stearns & Co. and Shearson Lehman Brothers, Inc. Mr. McInerney also has worked in sales and marketing for Bristol-Myers Squibb.

Michael Weiser, 43, is a director of the Company and has served on ZIOPHARM’s board of directors since ZIOPHARM’s inception. Dr. Weiser is the Director of Research of Paramount BioCapital. In addition to serving on the boards of directors of several privately-held companies, Dr. Weiser currently serves on the board of directors of Manhattan Pharmaceuticals, Inc., VioQuest Pharmaceuticals, Inc., Hana BioSciences, Inc. and Chelsea Therapeutics, Inc., all publicly-traded biotechnology companies.

Audit Committee

Immediately following the Merger, the Company formed an audit committee of the board of directors. The current members of the audit committee are Mr. James Cannon, who serves as the committee’s Chairman, and Messrs. Fragin and Bagley. The audit committee assists the board of directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In performing these functions, the audit committee will meet periodically with the independent auditors and management to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the audit committee recommends the independent auditors for appointment by the board of directors. Prior to the Merger, the Company did not have an audit committee. Two members of the audit committee, Messrs. Cannon and Fragin, are independent, as independence is defined in Rule 4200(a)(15) of the Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

The board of directors has determined that each of the audit committee members is able to read and understand fundamental financial statements. In addition, the board of directors has determined that at least one member of the audit committee, Mr. James Cannon, is an “audit committee financial expert” as that term is defined in Item 401(e)(2) of Regulation S-B promulgated under the Securities and Exchange Act of 1934. Mr. Cannon’s relevant experience includes his current service as the Chief Financial Officer of BBDO Worldwide, a position he has held for the past 20 years, and his past service as director of financial operations of the Omnicom Group.

Executive Compensation

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by (i) each individual serving as chief executive officer of ZIOPHARM during the fiscal year ended December 31, 2004; and (ii) each other individual that served as an executive officer of ZIOPHARM at the conclusion of the fiscal year ended December 31, 2004 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executives”).

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Dr. Jonathan Lewis,	2004	344,167	500,000	9,099	268,653
Chief Executive Officer (1)

Richard Bagley,	2004	43,750	75,000	4,057	150,668
President, Chief Operating
Officer and Treasurer (2)

Dr. Robert Peter Gale,	2004	239,583	150,000	2,543	25,110
Chief Scientific Officer,
Head of Research (3)

(1)
Dr. Lewis became the Chief Executive Officer of the Company effective as of the Merger. Dr. Lewis received a sign-on bonus of $250,000 paid on February 23, 2004 and a guaranteed bonus of $250,000 that was paid on April 22, 2005.

(2)
Mr. Bagley became the President, Chief Operating Officer and Treasurer of the Company effective as of the Merger. Mr. Bagley received a sign-on bonus of $50,000 on July 15, 2004 and was due $25,000, a portion of his guaranteed bonus, as of December 31, 2004.

(3)	Mr. Gale became the Company’s Chief Scientific Officer, Head of Research effective as of the Merger. Mr. Gale received a guaranteed bonus of $150,000 on April 16, 2005.

Stock Options

Upon the Merger, the Company assumed ZIOPHARM’s 2003 Stock Option Plan as the Company’s Stock Option Plan. This plan has 1,252,436 shares authorized for issuance, of which 847,469 shares are subject to options currently outstanding. Prior to the Merger, the Company had an Incentive Stock Option Plan of EasyWeb, Inc. under which 175,000 shares of common stock were reserved for issuance. That stock option plan was terminated effective as of the Merger.

Option Grants in Last Fiscal Year

The following table sets forth the information concerning individual grants of stock options to the named executives made during the fiscal year ended December 31, 2004 by ZIOPHARM. All share numbers and dollar amounts are set forth on a post-Merger basis.

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees In Fiscal Year	Exercise of Base Price ($/share)	Expiration Date(s)
Dr. Jonathan Lewis (1)	25,674	5.2%	$0.08	1/8/14
Dr. Jonathan Lewis (1)	242,979	48.9%	$0.08	1/27/14
Richard Bagley (2)	150,668	30.4%	$1.70	7/1/14
Dr. Robert Peter Gale	2,567	0.5%	$0.44	1/15/14
Dr. Robert Peter Gale	22,543	4.5%	$0.44	1/27/14

(1)
The number of securities underlying options is subject to an anti-dilution provision pursuant to which Dr. Lewis is entitled to purchase no less than 5% of the Company’s common stock until such time as the Company has raised $25 million in financing.

(2)
The number of securities underlying options is subject to an anti-dilution provision pursuant to which Mr. Bagley is entitled to purchase no less than 3% of the Company’s common stock until such time as the Company has raised $25 million in financing.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table sets forth the total amount of shares acquired by the named executives upon exercises of stock options during fiscal year 2004, the aggregate dollar value realized upon such exercise, the total number of securities underlying unexercised options held at the conclusion of fiscal year 2004 (separately identifying then-exercisable and unexercisable options), and the aggregate dollar value of in-the-money, unexercised options held at the conclusion of fiscal year 2004 (separately identifying then-exercisable and unexercisable options). All share numbers and dollar amounts are set forth on a post-Merger basis.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Securities Underlying Options at FY- End (#) Exercisable / Unexercisable		Value of Unexercised In- the-Money Options at FY- End ($) Exercisable / Unexercisable(1)
Dr. Jonathan Lewis	0	0	0 / 268,653	(1)	0 / 558,798
Richard Bagley	0	0	0 / 150,668	(2)	0 / 69,307
Dr. Robert Peter Gale	0	0	0 / 25,110	(3)	0 / 43,189

(1)
Value of unexercised in-the-money options on December 31, 2004 is based on a value of ZIOPHARM, Inc. stock equal to $2.16 per share, as determined by the ZIOPHARM, Inc. Board of Directors at such time. As of December 31, 2004, no trades of the Company’s common stock had been conducted on the Over-the-Counter Bulletin Board.

Employment and Change-in-Control Agreements

On December 9, 2004, the Company entered into an employment agreement with David C. Olson. Under the terms of the agreement, we agreed to pay Mr. Olson a one-time fee of $100,000 if and when we completed a merger, acquisition, or related transaction. In connection with the Merger, Mr. Olson agreed to reduce this amount to the extent that the unconsolidated liabilities of the Company immediately following the Merger exceeded $425,000. On December 10, 2004, the Company entered into a management consulting services agreement with David Floor. Under the terms of the agreement, we agreed to pay Mr. Floor a one-time fee of $10,000 plus expenses, upon the closing of any transaction leaving the Company with a positive business direction and available finances. In connection with the Merger, we paid Messrs. Olson and Floor $57,500 and $100,000, respectively, under the terms of their agreements with us. Each such agreement was terminated in its entirety in connection with the Merger.

On January 8, 2004, the Company entered into a three-year employment agreement with Dr. Jonathan Lewis. Under the agreement, Dr. Lewis receives an annual base salary of $350,000 and a guaranteed annual bonus of $250,000. In addition, Dr. Lewis is eligible to receive an annual discretionary bonus of up to 100% of his base salary, as determined by the Company’s board of directors. The Company also paid Dr. Lewis a one-time bonus of $250,000 upon execution of his employment agreement. Depending upon the events surrounding a possible termination of Dr. Lewis’ employment, he may continue to receive his base salary and, in certain circumstances, his guaranteed bonus for one year following such termination. In addition, the vesting of Dr. Lewis’ stock options may accelerate in whole or in part upon such termination. Dr. Lewis has agreed not to compete with ZIOPHARM during the term of the employment agreement and for a one-year period thereafter, provided that we continue to pay his base salary and guaranteed bonus for that one-year period.

Pursuant to the terms of his employment agreement, the Company has granted Dr. Lewis options to purchase up to 410,603 shares of common stock at $0.08 per share (adjusted to give effect to the Merger). The options vest in three equal annual installments, the first of which vested on January 8, 2005, with the remaining installments vesting on January 8, 2006 and January 8, 2007. The option is subject to anti-dilution protection from the issuance of equity securities in financing transactions to the extent that Dr. Lewis will maintain potential equity ownership of at least 5% of the Company until such time as the Company has received $25 million in gross proceeds from such transactions. The options are governed by the Company’s 2003 Stock Option Plan.

On July 21, 2004, the Company entered into a three-year employment agreement with Mr. Richard Bagley. Under the agreement, Mr. Bagley receives an annual base salary of $250,000 and a guaranteed annual bonus of $50,000. In addition, Mr. Bagley is eligible to receive an annual discretionary bonus, as determined by the Company’s board of directors. The Company also paid Mr. Bagley a one-time bonus of $50,000 upon execution of his employment agreement. Depending upon the events surrounding a possible termination of Mr. Bagley’s employment, he may continue to receive his base salary and, in certain circumstances, his guaranteed bonus for one year following such termination. In addition, the vesting of Mr. Bagley’s stock options may accelerate in whole or in part upon such termination. Mr. Bagley has agreed not to compete with the Company during the term of the employment agreement and for a one-year period thereafter, provided that we continue to pay his base salary for that one-year period.

Pursuant to the terms of his employment agreement, the Company granted Mr. Bagley options to purchase up to 241,282 shares common stock at $1.70 per share (adjusted to give effect to the Merger). The options vest in three equal annual installments, the first of which vested on July 1, 2005, with the remaining installments vesting on July 1, 2006 and July 1, 2007. The option is subject to certain anti-dilution protections from the issuance of equity securities in financing transactions so that Mr. Bagley will maintain potential equity ownership of at least 3% of the Company until such time as the Company has received $25 million in gross proceeds from such transactions. The options are governed by the Company’s 2003 Stock Option Plan.

On January 14, 2004, the Company entered into a three-year employment agreement with Dr. Robert Peter Gale. Under the agreement, Dr. Gale receives an annual base salary of $250,000 and a guaranteed annual bonus of $150,000. In addition, Dr. Gale is eligible to receive an annual discretionary bonus, as determined by the Company’s board of directors. Depending upon the events surrounding a termination of Dr. Gale’s employment, he may continue to receive his base salary and, in certain circumstances, his guaranteed bonus for one year following such termination. In addition, the vesting of Dr. Gale’s stock options may accelerate in whole or in part upon such termination. Dr. Gale has agreed not to compete with the Company during the term of the employment agreement and for one-year following the expiration of his employment agreement.

Pursuant to the terms of his employment agreement, the Company granted Dr. Gale options to purchase up to 25,110 shares of common stock at $0.44 per share, respectively (adjusted to give effect to the Merger). The options vest in three equal annual installments, the first of which vested on January 15, 2005, with the remaining installments vesting on January 15, 2006 and January 15, 2007. The options are governed by the Company’s 2003 Stock Option Plan.

Compensation of Directors

Prior to the Merger, our directors received no compensation pursuant to any standard arrangement for their services as directors. Nevertheless, during the year ended December 31, 2004, we issued Mr. David Floor 5,000 shares of our common stock (adjusted to reflect to the 1-for-40 share combination effected immediately prior to the Merger) in exchange for directors fees.

Effective as of the Merger, the Company’s Board of Directors schedules monthly telephonic board meetings and quarterly in-person meetings held at the Company’s principal corporate office. Each director receives quarterly compensation of $3,000 in arrears. The non-management members of the Board also receive stock options as granted from time to time and as recommended by the compensation committee.

Certain Transactions and Relationships

Pre-Merger Company Transactions and Relationships

Because of their management positions, organizational efforts and/or percentage share ownership in EasyWeb, Messrs. Olson and Zappa may be deemed to be “promoters” of the Company, as those terms are defined in the Securities Act of 1933 and the applicable Rules and Regulations under the Securities Act of 1933. Because of the above-described relationships, transactions between and among EasyWeb and Messrs. Olson and Zappa, such as the sale of our common stock to each of them as described herein, should not be considered to have occurred at arm's-length.

Common Stock Transactions.

During July 2005, the Company sold 333,333 shares of its common stock to David Floor for $10,000, or $.03 per share.

In August and December 2004, David Olson loaned us a total of $1,300 for working capital. During May 2005, Mr. Olson advanced us an additional $788. The loans carried no interest rate and were due on demand. On June 28, 2005, we issued Mr. Olson 69,600 shares of common stock as full repayment of the amounts stated above. The shares were valued at $.03 per share, or $2,088, based on contemporaneous common stock sales to unrelated third parties.

On May 13, 2004, the Company issued 400,000 shares of common stock to Summit Financial Relations, Inc. (“Summit”) valued at $10,000, at $.025 per share as repayment for expenses paid on behalf of the Company. The shares were valued based on contemporaneous sales to unrelated third party investors. David Olson, our President, Treasurer and one of our directors is also Summit’s President, director and sole stockholder. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Act for transactions by an issuer not involving a public offering.

During May 2004, the Company issued 200,000 shares of common stock to Thomas Olson, the brother of David Olson, in exchange for corporate governance services. The shares were valued based on contemporaneous sales to unrelated third party investors, at $.025 per share. The Company recorded stock-based compensation of $5,000 related to the transaction. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Act for transactions by an issuer not involving a public offering.

During May 2004, the Company issued 200,000 shares of common stock to David Floor in exchange for director fees. The shares were valued based on contemporaneous sales to unrelated third party investors, at $.025 per share. The Company recorded stock-based compensation of $5,000 related to the transaction. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Act for transactions by an issuer not involving a public offering.

At December 31, 2004, the Company owed Summit $12,268 for professional fees and other administrative expenses paid on our behalf. David Olson, our President, Treasurer and one of our directors, is also Summit’s President, director and sole shareholder. During the six months ended June 30, 2005, Summit paid an additional $1,007 in expenses on our behalf. On February 4, 2005, the Company repaid Summit $7,000 and on June 28, 2005 the Company issued Summit 209,180 shares of common stock as full repayment of all amounts stated above. The shares issued to Summit were valued at $.03 per share, or $6,275, based on contemporaneous common stock sales to unrelated third parties.

During January 2002, we sold 33,333 and 16,667 shares of our common stock to David Olson and Barbara Petrinsky, respectively, at $.03 per share (gross proceeds totaling $1,500). At the time of issuance, both Mr. Olson and Ms. Petrinsky were officers of EasyWeb. In addition to the 50,000 shares sold to Mr. Olson and Ms. Petrinsky, we sold 500,000 shares of our common stock to unrelated third parties for gross proceeds totaling $15,000, or $.03 per share. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Act for transactions by an issuer not involving a public offering.

Office Space and Administrative Support.

Summit has contributed the use of office space and administrative support (including reception, secretarial and bookkeeping services) to us for the years ended December 31, 2004 and 2003. David Olson, our President, Treasurer and one of our directors, is also the President, director and sole stockholder of Summit.

The office space and administrative support contributed by Summit has a fair market value of approximately $500 and $1,000 per month, respectively. We have recognized expenses for rent and administrative support based on fair market value. Any period in which the amount paid to Summit for office space and administrative support was below the fair market value, the remaining balance was considered contributed by Summit and recorded as a credit to additional paid-in capital in our financial statements. During the years ended December 31, 2004 and 2003, we did not pay Summit for office space and we paid Summit $173 and $510, respectively, for administrative support. Accordingly, Summit contributed the remaining fair values for the use of the office space and administrative support. Contributed office space totaled $6,000 and $6,000, and contributed administrative support totaled $11,827 and $11,490 for the years ended December 31, 2004 and 2003, respectively.

Related Party Liabilities.

In August and December 2004, Mr. Olson loaned us a total of $1,300 for working capital. The loans carried no interest rate and were due on demand.

At December 31, 2003, the Company owed Summit $18,111 for professional fees and other administrative expenses it paid on our behalf. During the year ended December 31, 2004, Summit paid expenses totaling $4,187 on our behalf. A portion of the May 13, 2004 issuance of 400,000 restricted common described above under “Certain Relationships and Related Transactions - Common Stock Transactions” was used to repay Summit for these fees. As of December 31, 2004, we owed Summit $12,298.

We owed Barbara Petrinsky, our former Secretary and Treasurer, $10,000 for the work she performed over the previous five years to keep our books and records, assist in all of our filings with regulatory authorities, states and the Internal Revenue Service, among others.

All of the above referenced liabilities were satisfied in their entirety immediately follwing the Merger.

Consulting Agreement with Summit Financial.

On December 10, 2004, we entered into a consulting services fee agreement whereby Summit provides certain services to us including, but not limited to consultation related to mergers and acquisitions, reorganizations and divestitures. Pursuant to the agreement, Summit has lent us funds and helped us raise funds at no extra cost. Under the terms of the agreement, we agreed to pay Summit a one-time fee of $120,000 on the date of closing of any transaction that leaves us with a positive business directive and available finances, non-detrimental to our survival. In connection with the Merger, Summit agreed to reduce this amount to the extent that the unconsolidated liabilities of the Company immediately following the Merger exceeded $425,000. Upon the Merger, the Company paid $106,697.90 to Summit and terminated the agreement in its entirety.

Under the terms of the Merger Agreement, the consolidated EasyWeb entity will pay our identified liabilities that are then due. A portion of such liabilities will be payable to David Olson under his employment agreement and to Summit under its consulting services fee agreement. However, Mr. Olson and Summit have agreed to reduce the amount of the payments to which they are otherwise entitled to the extent that our unconsolidated liabilities immediately following the Merger exceed $425,000.

ZIOPHARM Transactions and Relationships

In connection with a private placement of its Series A Convertible Preferred Stock that terminated in May 2005, ZIOPHARM and Paramount BioCapital, Inc. (“Paramount”) entered into an introduction agreement in January 2005. Upon the Merger, we succeeded to ZIOPHARM’s rights and obligation under such agreement. Pursuant to the introduction agreement, ZIOPHARM agreed to compensate Paramount or its designees for their services through the payment of (a) cash commissions equal to 7% of the gross proceeds from the offering, and (b) warrants to acquire an aggregate of 837,956 share of ZIOPHARM’s Series A Convertible Preferred Stock a per share exercise price of $2.38. Upon the Merger, this warrant was exchanged for a warrant to purchase an aggregate of 419,772 shares of our common stock at a per share exercise price of $4.75. Cash commissions will also be payable by us if we sell additional of our securities, prior to May 31, 2006, to investors introduced to ZIOPHARM by the Paramount. Pursuant to the introduction agreement, Paramount has the right of first refusal to act as the placement agent for the private sale of our securities until May 31, 2008.

In connection with ZIOPHARM’s December 22, 2004 Option Agreement with Southern Research Institute (“SRI”), ZIOPHARM entered into an Finders Agreement dated December 23, 2004 with Paramount, pursuant to which ZIOPHARM agreed to compensate Paramount for services in connection with the ZIOPHARM’s introduction to SRI through the payment of (a) a cash fee of $60,000 and (b) a warrant to purchase 125,000 shares of ZIOPHARM’s common stock at a price of $2.38 per share. Upon the Merger, this warrant was exchanged for a warrant to purchase an aggregate of 62,621 shares of our common stock at a per share exercise price of $4.75.

Lindsay A. Rosenwald, M.D., who may be deemed to beneficially own approximately 20.13% of our common stock, is Chairman and Chief Executive Officer of Paramount and its affiliates. Dr. Michael Weiser and Timothy McInerney, each of whom is a member of ZIOPHARM’s Board of Directors, are also full-time employees of Paramount.

Description of Securities

Our authorized capital stock consists of 280,000,000 shares of common stock, $.001 value per share. All shares of common stock have equal voting rights and are entitled to one vote per share on all matters to be voted upon by our stockholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares. Cumulative voting in the election of directors is not permitted. In the event of our liquidation, each holder of our common stock is entitled to receive a proportionate share of our assets available for distribution to stockholders after the payment of liabilities. All shares of our common stock issued and outstanding are fully-paid and non-assessable.

Holders of our common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our board of directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

The transfer agent and registrar for our common stock is American Stock Transfer and Trust, 6201 15th Avenue, Brooklyn, New York, 11219. As of the date of this report, we had 7,157,863 shares of common stock outstanding held by 305 holders of record. Our common stock is listed for trading on the over-the-counter bulletin board under the symbol “ESWB.OB.” Nevertheless, there has been no established public trading market for the common stock since our inception. As a result changing our corporate name to ZIOPHARM Oncology, Inc., we expect that our ticker symbol will change to be consistent with our new corporate name.

Recent Sales of Unregistered Securities

The following summarizes all sales of unregistered securities by ZIOPHARM since inception in September 2003.

On September 25, 2003, in connection with ZIOPHARM’s incorporation, ZIOPHARM issued 500,000 shares of common stock for aggregate consideration of $500,000. On October 7, 2003, ZIOPHARM issued 12,500 shares of common stock to a consultant in exchange for certain consulting services. On March 14, 2004, ZIOPHARM issued an additional 4,500,000 shares of common stock in exchange for aggregate consideration of $4,500,000. On August 31, 2004, ZIOPHARM issued 500,000 shares of common stock to the University of Texas M.D. Anderson Cancer Center pursuant to the terms of the license agreement dated August 24, 2004.

In connection with ZIOPHARM’s license agreements with the University of Texas M. D. Anderson Cancer Center and DEKK-TEC, Inc., ZIOPHARM issued warrants to such parties to acquire an aggregate of 155,375 shares of common stock.

In connection with ZIOPHARM’s December 22, 2004 Option Agreement with SRI, ZIOPHARM issued a warrant to purchase 125,000 shares of common stock to Paramount.

In connection with an offering of Series A Convertible Preferred Stock of ZIOPHARM that was completed on May 30, 2005, ZIOPHARM issued an aggregate of 8,379,564 shares of such Series A Convertible Preferred Stock in exchange for a purchase price per share equal to $2.16. ZIOPHARM issued to the placement agents in connection with the offering warrants to purchase up to an aggregate of 837,956 share of ZIOPHARM’s Series A Convertible Preferred Stock.

Since ZIOPHARM’s inception to the Merger, ZIOPHARM issued to directors, officers, employees and consultants options to purchase an aggregate of 1,626,797 shares of common stock at exercise prices ranging from $0.04 to $2.16 per share with a weighted average exercise price of $0.77 per share. The issuances of these options were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation.

Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, ZIOPHARM believes that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors in ZIOPHARM’s stock represented to ZIOPHARM in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

The following summarizes the sales of unregistered securities by EasyWeb, Inc. (now known as ZIOPHARM, Oncology, Inc.) during the three years prior to and including the closing of the Merger.

In connection with the Merger, EasyWeb, Inc. issued an aggregate of 6,967,941 shares of its common stock to the former holders of ZIOPHARM capital stock, and other securities having the right to purchase approximately an additional 1,366,846 shares of EasyWeb’s common stock, all of which were unregistered. For these issuances, EasyWeb relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933. EasyWeb relied on this exemption based on the fact that there were approximately only 230 (excludes options and warrants) stockholders of ZIOPHARM who were recipients of such unregistered shares in connection with the Merger, all of whom, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and had access to information regarding ZIOPHARM, EasyWeb and the Merger transaction.

For other sales of unregistered securities made by EasyWeb during the three-year period prior to the Merger, please refer to EasyWeb’s quarterly reports on Form 10-QSB filed on November 13, 2002, May 13, 2003, August 14, 2003, October 30, 2003, May 10, 2004, August 23, 2004, November 15, 2004, May 13, 2005, and August 15, 2005 (amended); and EasyWeb’s registration statement on Form 10-SB/A filed on December 28, 2001.

Indemnification of Directors and Officers

Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 3.02. Unregistered Sales of Equity Securities.

As disclosed under Item 2.01 above, in connection with the Merger, the Company issued an aggregate of 6,967,941 shares of its common stock to the former holders of ZIOPHARM capital stock, and other securities having the right to purchase approximately an additional 1,366,846 shares of our common stock, all of which were unregistered. For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933. The Company relied on this exemption based on the fact that there were approximately 230 stockholders of ZIOPHARM who were recipients of such unregistered shares in connection with the Merger, all of whom, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and had access to information regarding ZIOPHARM, the Company and the Merger transaction.

Item 5.01. Changes in Control of Registrant.

The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.01.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 2.01 regarding the reconstitution of the Company’s board of directors, the resignation of the Company’s executive officers, and the appointment of new executive officers, are hereby incorporated by reference into this Item 5.02.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 13, 2005, the Company’s board of directors adopted bylaws applicable to the Company. Such bylaws are filed as Exhibit 3.3 to this report.

On September 14, 2005, the Company filed a Certificate of Ownership with the Secretary of State of the State of Delaware pursuant to which the Company’s wholly-owned subsidiary, ZIOPHARM, Inc., merged with and into the Company with the Company remaining as the surviving corporation to the merger. In connection with this merger, and as set forth in the Certificate of Ownership, the Company changed its corporate name to “ZIOPHARM Oncology, Inc.” The Certificate of Ownership is filed as Exhibit 3.2 to this report.

Item 9.01. Financial Statements and Exhibits.

(a) As a result of its acquisition of ZIOPHARM described in Item 2.01, the registrant is filing ZIOPHARM’s audited financial information as Exhibit 99.1 to this report.

(b) As a result of its acquisition of ZIOPHARM described in Item 2.01, the registrant is filing certain pro forma financial information as Exhibit 99.2 to this report.

(c) Exhibits.

Exhibit	Description
2.1
Agreement and Plan of Merger and Reorganization dated August 3, 2005, by and among EasyWeb, Inc., a Delaware corporation (the registrant), ZIO Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the registrant, and ZIOPHARM, Inc., a Delaware corporation (incorporated by reference to exhibit 10.1 to the registrant’s current report on Form 8-K filed on August 9, 2005).

3.1	Certificate of Merger dated September 13, 2005 relating to the merger of ZIO Acquisition Corp. with and into ZIOPHARM, Inc.

3.2	Certificate of Ownership of ZIOPHARM Oncology, Inc. dated as of September 14, 2005.

3.3	Bylaws of ZIOPHARM Oncology, Inc.

99.1	Audited financial statements of ZIOPHARM, Inc.

99.2	Pro forma unaudited combined financial statements.

99.3	Press Release dated September 15, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASYWEB, INC.: (Registrant)

Date: September 19, 2005	By:	/s/ Jonathan Lewis
Jonathan Lewis, Chief Executive Officer

EXHIBIT INDEX

3.1	Certificate of Merger dated September 13, 2005 relating to the merger of ZIO Acquisition Corp. with and into ZIOPHARM, Inc.

3.2	Certificate of Ownership of ZIOPHARM Oncology, Inc. dated as of September 14, 2005.

3.3	Bylaws of ZIOPHARM Oncology, Inc.

99.1	Audited financial statements of ZIOPHARM, Inc.

99.2	Pro forma unaudited combined financial statements

99.3	Press Release dated September 15, 2005.